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                                                                       EXHIBIT 5




                                February 2, 2000


Universal Foods Corporation
433 East Michigan Street
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

     We have acted as counsel for Universal Foods Corporation, a Wisconsin corporation (the "Company"), in connection with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to certain interests, which may include up to 200,000 shares of the Company's Common Stock, $0.10 par value per share (the "Common Stock"), and an equal number of accompanying Preferred Share Purchase Rights (the "Rights"), that may be issued or acquired pursuant to the Company's Amended and Restated Directors' Deferred Compensation Plan (the "Plan").

     In such capacity, we have examined, among other documents, the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, and the Registration Statement to be filed on or shortly after the date of this letter covering the offering of the Company's Common Stock pursuant to the Plan.

     Based on the foregoing and such additional investigation as we have deemed necessary, it is our opinion that (i) the participants' rights under the Plan will be, when created in accordance with the terms of the Plan, valid, binding obligations of the Company, enforceable in accordance with the terms of the Plan, except as enforcement may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting creditors' rights or by general equity principles, and (ii) the shares of Common Stock to be offered under the Plan have been legally and validly authorized under the Company's Articles of Incorporation and the laws of the State of Wisconsin. When issued and paid for in accordance with the terms of this Registration Statement and the Plan, the Common Stock will be legally issued, fully-paid and non-assessable, except as set forth in Wisconsin Statutes Section 180.0622(2)(b) as interpreted. We are also of the opinion that the rights, if and when issued, pursuant to the terms of the Rights Agreement, will be validly issued.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Act.


                                         Very truly yours,

                                         WHYTE HIRSCHBOECK DUDEK S.C.


                                         /s/ Andrew J. Guzikowski
                                   BY:   -------------------------
                                         Andrew J. Guzikowski